EXHIBIT 10.2
SUPPLEMENTAL RETIREMENT PLAN

This is an Agreement, entered into as of the date set forth on the Summary Schedule (the “Effective Date”), which is attached hereto and made a part hereof, and as amended from time to time thereafter, by and between GREEN MOUNTAIN POWER CORPORATION (hereinafter the “Company”) and the Executive named on the Summary Schedule (hereinafter the “Executive”).
WHEREAS, the Executive has provided valuable services to the Company and the Company desires to retain the Executive’s valuable services and to aid in providing retirement and death benefits to the Executive and his beneficiaries;
WHEREAS, the Executive is a highly compensated managerial employee;
WHEREAS, the retirement and death benefits provided herein constitute an important and integral portion of the Executive’s financial and retirement planning; and
NOW THEREFORE, the Company and the Executive in consideration of the terms and conditions set forth herein hereby mutually covenant and agree as follows:
1.  Age 65 Benefit. The Company will pay the Executive a benefit under this Paragraph if the Executive remains in the continuous employ of the Company from the Effective Date until the date the Executive attains age 65 and a Change in Control (as defined in Paragraph 3) has not occurred. The benefit payable under this Paragraph shall equal the Executive’s Accrued Benefit (determined in accordance with the Summary Schedule as of the Executive’s sixty-fifth birthday and payable as provided in this Paragraph). If the value of such Accrued Benefit is $1,000,000 or less, the benefit payable under this Paragraph shall be paid to the Executive in a single cash payment within thirty days after the Executive’s sixty-fifth birthday. If the value of such Accrued Benefit exceeds $1,000,000, the benefit payable under this Paragraph shall be paid as follows: (x) a single cash payment of $1,000,000 will be paid to the Executive within thirty days after the Executive’s sixty-fifth birthday and (y) the balance of the amount payable under this Paragraph, with interest determined in accordance with the Summary Schedule, shall be paid in equal or nearly equal monthly installments for five years beginning on the first day of the month coincident with or next following the Executive’s sixty-sixth birthday. If the Executive dies after attaining age 65 while in the continuous employ of the Company after the Effective Date, but before receiving all of the benefits payable under this Paragraph, the balance of such benefits shall be paid by the Company, on the schedule and in the form described above, to the beneficiaries named in the Summary Schedule.
2.   Termination Before Age 65. The Company will pay the Executive a benefit under this Paragraph if the Executive’s employment with the Company and its affiliates terminates (i) before the Executive attains age 65, (ii) before a Change in Control (as defined in Paragraph 3), (iii) for a reason other than cause (gross misconduct) and (iv) after the Executive has completed at least five Years of Service (as defined in the Summary Schedule). The benefit payable under this Paragraph shall equal the Executive’s Accrued Benefit (determined in accordance with the Summary Schedule as of the Executive’s termination and payable as provided in this Paragraph), but subject to an actuarial equivalence reduction using a five percent (5%) interest rate (with no mortality assumption) for each full year that the Executive’s termination date precedes the Executive’s sixty-fifth birthday unless the Executive has attained age 59 and completed 10 Years of Service as of the Executive’s termination date. If the value of such Accrued Benefit (after any reduction required by the preceding sentence) is $1,000,000 or less, the benefit payable under this Paragraph shall be paid to the Executive in a single cash payment on the first day of the month coincident with or next following the date that is six months after the Executive’s termination of employment. If the value of such Accrued Benefit (after any reduction required by the second preceding sentence) exceeds $1,000,000, the benefit payable under this Paragraph shall be paid as follows: (x) a single cash payment of $1,000,000 will be paid to the Executive on the first day of the month coincident with or next following the date that is six months after the Executive’s termination of employment and (y) the balance of the amount payable under this Paragraph, with interest determined in accordance with the Summary Schedule, shall be paid in equal or nearly equal monthly installments for five years beginning on the first day of the month coincident with or next following the anniversary of the Executive’s termination of employment. If the Executive dies after the commencement of benefit payments under this Paragraph but before receiving all of the benefits payable under this Paragraph, the balance of such benefits shall be paid by the Company, on the schedule and in the form described above, to the beneficiaries named in the Summary Schedule. If the Executive dies before the commencement of benefits under this Paragraph, before a termination of employment for cause (gross misconduct), before the Executive has attained age 65 and before a Change in Control but after completing at least five Years of Service (as defined in the Summary Schedule), then the benefits described in this Paragraph, computed as of the Executive’s death, shall be paid by the Company, on the schedule and in the form described above, to the beneficiaries named in the Summary Schedule.
3.  Change in Control Benefit. The Company will pay the Executive a benefit under this Paragraph if the Executive remains in the continuous employ of the Company from the Effective Date until a Change in Control. The benefit payable under this Paragraph shall be paid in a single cash payment, as soon as practicable following the earlier of the first day of the month coincident with or next following the date that is six months after the Executive’s termination of employment or the Executive’s attainment of age 65. The benefit payable under this Paragraph shall be the value of the Executive’s Accrued Benefit (determined in accordance with the Summary Schedule as of the Executive’s termination date or sixty-fifth birthday, as applicable, but assuming that Executive had completed an additional two Years of Service). For purposes of this Agreement, the term “Change in Control” has the same definition as set forth in the Change of Control Agreement, dated April 3, 2006, between the Company and the Executive. If the Executive dies after becoming entitled to a benefit under this Paragraph but before such benefit is paid, the Company will pay the benefit under this Paragraph to the Executive’s beneficiaries named in the Summary Schedule. The timely payment of such lump sum benefit to the Executive (or the Executive’s beneficiaries named in the Summary Schedule, as applicable) shall be treated as compliance with the provisions of Paragraph 10 hereof.
4.  Death Benefit. If the Executive dies before the commencement of benefits to the Executive pursuant to Paragraphs 1, 2 or 3 above, then the Company shall pay to the Executive’s beneficiaries an additional benefit of One Hundred Thousand Dollars ($100,000.00) which will be paid in a single cash payment within thirty days after the Executive’s death.
5.  Disability; Leave of Absence. If the Executive shall become disabled within the meaning of the long-term disability plan of the Company and prior to retirement, the Executive shall be considered to be continuing in employment as an executive for as long as such disability exists, but not after age sixty-five. The Company may grant the Executive one or more leaves of absence during which time the Executive shall be considered to be in the employ of the Company for purposes of this Agreement.
6.  Executives of Subsidiaries. For purposes of this Agreement, employment by the Company shall include employment by a wholly-owned subsidiary of the Company. The transfer of an Executive from the Company to any wholly-owned subsidiary of the Company, or from any wholly-owned subsidiary to the Company, or from one wholly-owned subsidiary to another shall not constitute a termination of such Executive’s employment by the Company under this Agreement.
7.  Employment and Other Rights. This Agreement creates no rights whatsoever in the Executive to continue in the employ of the Company for any length of time, nor does it create any rights in the Executive or obligations on the part of the Company except as set forth herein.
8.  Anti-Alienability Clause. Neither the Executive nor any beneficiary shall transfer, assign, pledge, mortgage or encumber any of the benefits and payments hereunder. The benefits shall not be subject to seizure, lien, judgment, alimony, levy, garnishment, or attachment. In the event that the Executive or any beneficiary shall attempt any of the acts described in this Paragraph, then the payment of installment payments or benefits by the Company shall immediately terminate.
9.  No Effect on Other Plans. Nothing contained herein shall affect any right or privilege of the Executive with regard to other employee plans the Company has, or may have in the future.
10.  Reorganization of the Company. In addition to those rights granted Executive under the Change of Control Agreement referenced in Paragraph 3, the Company agrees that it will not merge or consolidate with any other company, business, corporation, partnership, or organization, and that it will not permit any of its activities to be taken over unless and until the succeeding or continuing corporation expressly assumes all rights, duties, privileges and obligations herein set forth. In the event the Company fails to comply with this, provision, the Executive or Executive’s beneficiary, as the case may be, shall be entitled to benefits equal to the Executive’s Accrued Benefit (determined in accordance with the Summary Schedule as if the Executive had earned twenty Years of Service). If benefits are payable under the above-identified Change of Control Agreement, then the Executive shall be deemed to have satisfied all requirements for the full vesting of benefits under this Agreement on the day prior to termination of employment with the Company.
11.  Unsecured Provisions. The rights of the Executive under this Agreement, and of any beneficiary shall be solely those of an unsecured creditor of the Company. Any asset acquired by the Company in connection with any obligation herein shall not be deemed to be held in trust for the Executive or beneficiary. All such assets remain general, un-pledged assets of the Company.
12.  Communications. Any notice or communication shall be made in writing and addressed as the case may be to the principal offices of the Company and the principal residence of the Executive. Each party shall notify the other of a change of address of the principal office and principal residence.
13.  Facility of Payment. If any installment or payment is required to be made by the Company under this Agreement to any person under a legal disability at the time, then the Company may, in its sole discretion, make the payment in any of the following ways:
A.	Directly to the person.

B.	To the legal representative of the person.

C.	To some near relative of the person, said payment to be used for the latter’s benefit.

D.	Directly for the payment of expenses relating to the health, maintenance, support and education of the person.

Any such payment by the Company shall be a discharge of the obligation to make said payment. The Company shall not be liable for making the payment to any of the parties enumerated above.
Arbitration. In the event of any dispute arising between the parties to this Agreement, the parties agree that such controversy shall be settled exclusively by arbitration in Burlington, Vermont, in accordance with the rules of the American Arbitration Association. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In the event that the Executive prevails and is awarded benefits or money damages by the arbitrator, such benefits or damages shall be equal to one hundred twenty-five (125%) of the benefits or damages otherwise due under this Agreement; however, if the arbitrator finds that the Company acted in good faith, such benefits or damages shall only be equal to one hundred percent (100%) of the amount due under this Plan.
Attorney’s Fees. The Company shall pay the Executive or his beneficiaries all costs and expenses, including reasonable attorney’s fees and arbitration costs, incurred by them in reasonably exercising any of their rights hereunder, or in enforcing any terms, conditions, or provisions hereof.
State Law. This Agreement shall be construed under the laws applicable to agreements made entirely within the State of Vermont.
Revocability. This Agreement may be revoked or amended in whole or part only by writing signed by both parties hereto (except as set forth in Paragraph 18 below).
Amendment. Notwithstanding any other provision of this Agreement, in the event of a substantial change in the federal income tax laws affecting the economic viability of this Plan, the Board of Directors may amend the Plan by freezing the Executive’s salary level for purposes of this Plan at the level as of date of the amendment, provided, however, that this right to amend shall terminate upon a Change in Control.
Whole Agreement. This writing contains the whole Agreement, with no other understandings or provisions other than what is contained herein.

SUPPLEMENTAL RETIREMENT PLAN

SUMMARY SCHEDULE

1. Name of Executive:  Dawn D. Bugbee

2. Address:  124 South Bay Circle, Colchester, VT 05446

3. Date of Agreement: April 3, 2006

4.
Accrued Benefit: As of any date the Executive’s Accrued Benefit is equal to the amount determined by multiplying (i) 10 times (ii) 33% of the Executive’s Salary from the Company for the twelve months immediately before the termination date times (iii) a fraction. The numerator of the fraction is the Executive’s Years of Service (not to exceed twenty) and the denominator of the fraction is twenty.

5.	Year of Service: A year of service recognized for vesting purposes under the Company’s tax-qualified pension plan.

6. Beneficiaries:  Jesse Bugbee

7.
Interest: Unpaid balance subject to installment payments will be credited with interest each month equal to one-twelfth of the average annual yield on Public Utility Bonds as reported by Moody’s Investors Service and published in the issue of “Moody’s Public Utility” that is published closest to the 15th day of the applicable month. The average annual yield shall reflect the Company’s debt rating on the date the Executive’s employment with the Company and its affiliates terminates.

Executed this 3rd day of April, 2006.
WITNESS:

/s/ Penny J. Collins     s/s Dawn D. Bugbee
(as to both)      Executive

/s/ Sharon L. Lucia     GREEN MOUNTAIN POWER CORPORATION
(as to both)
                                By: /s/ Christopher L. Dutton
                      Duly Authorized Agent

ACKNOWLEDGMENT OF ARBITRATION

The parties hereto understand that this Agreement contains an Agreement to arbitrate. After signing this document, the parties understand that they will not be able to bring a lawsuit concerning any dispute that may arise which is covered by the arbitration agreement, unless it involves a question of constitutional or civil rights. Instead, the parties agree to submit any such dispute to an impartial arbitrator.

EXECUTED this 3rd day of April, 2006.
IN THE PRESENCE OF:

/s/ Penny J. Collins     /s/ Dawn D. Bugbee
(as to both)      Executive

/s/ Sharon L. Lucia     GREEN MOUNTAIN POWER CORPORATION
(as to both)
                              By: /s/ Christopher L. Dutton
                     Duly Authorized Agent

Form Approved: /s/ Donald J. Rendall, Jr.
General Counsel